Filed Pursuant to Rule 433
Registration No. 333-158385
January 25, 2011
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009 and
Underlying Supplement no. 3 dated October 22, 2010)

HSBC USA Inc.
Global Infrastructure
Opportunity Notes

}	Annual coupon payments

}	Linked to the average performance of the S&P Global Infrastructure Index if the average performance is beyond the Trigger Level

}	Return of principal at maturity, subject to the credit risk of HSBC USA Inc.

}	7-year maturity

The Global Infrastructure Opportunity Notes (each a “Note” and collectively the “Notes") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  We may use this free writing prospectus in the initial sale of Notes.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-3 of the accompanying prospectus supplement, and page US3-1 of the accompanying underlying supplement no. 3.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 2.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

HSBC USA Inc.

Global Infrastructure Opportunity Notes

Indicative Terms*
Principal Amount	$1,000 per Note
Term	7 years
Reference Asset	S&P Global Infrastructure Index (“SPGTIND”)
Payment at Maturity per Note	If the Reference Return is greater than the Trigger Level: $1,000 + ($1,000 × (Reference Return – Trigger Level)) If the Reference Return is less than or equal to the Trigger Level: $1,000
Reference Return	Average Closing Level – Initial Level Initial Level
Initial Level	See page FWP-4
Average Closing Level	See page FWP-4
Trigger Level	15.75%
Annual Coupon Rate (paid annually)	2.25% per annum
Coupon Payment Dates	See FWP-4
Trade Date	January 25, 2011
Pricing Date	January 25, 2011
Settlement Date	February 3, 2011
Final Valuation Date	January 31, 2018
Maturity Date	February 5, 2018
Observation Dates	See page FWP-4
CUSIP	4042K1CU5

* As more fully described on page FWP-4.

The Notes

The Global Infrastructure Opportunity Notes provide investors with annual coupon payments and if the Average Closing Level is greater than the Trigger Level, a return equal to the Reference Return less the Trigger Level.  If the Notes are held to maturity, they provide 100% principal protection, subject to the credit risk of HSBC.

If the Reference Return is not greater than the Trigger Level, you will receive only your principal at maturity and coupon payments made during the term of the Notes.  If the Reference Return is greater than the Trigger Level, the Payment at Maturity will reflect a return that is equal to the amount that the average appreciation is beyond the Trigger Level, not the full average appreciation.

The offering period for the Notes is through January 25, 2011

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Features of Quarterly Averaging

►
The return on securities with quarterly averaging, such as is the case with the Notes, may be less volatile as compared with securities where the return is fixed from point to point, and the effect of the quarterly averaging may reduce the return on the Notes under certain market conditions.

►
As compared with the point to point payoff method, a quarterly averaging payoff method with a minimum return may yield a higher final return in the event the S&P Global Infrastructure Index rises over the term of the Notes but declines near the end, but may yield a lower final return in the event that the S&P Global Infrastructure Index  declines over the term of the Notes but rises near the end.

►	Averaging will not reflect the full performance of the S&P Global Infrastructure Index if it steadily rises over the term of the Notes.

Information about the S&P Global Infrastructure Index

S&P Global Infrastructure Index
The S&P Global Infrastructure Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 75 component stocks of the largest publicly listed infrastructure companies from both developed and emerging markets.

The graph above illustrates the month-end 5-yr performance of the Reference Asset through January 21, 2011 (using January 21, 2011 as the monthly historical closing level for January 2011).  Past performance is not necessarily an indication of future results.  For further information on the Reference Asset please see “The S&P Global Infrastructure Index”, on page FWP-14.  We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset.

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HSBC USA Inc. Global Infrastructure Opportunity Notes
Linked to the S&P Global Infrastructure Index

The offering of Notes will have the terms described in this free writing prospectus and the accompanying underlying supplement, prospectus supplement and prospectus.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of the S&P Global Infrastructure Index (the “Reference Asset”).  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per Note
Reference Asset:	S&P Global Infrastructure Index (“SPGTIND”)
Trade Date:	January 25, 2011
Pricing Date:	January 25, 2011
Settlement Date:	February 3, 2011
Final Valuation Date:	January 31, 2018. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be February 5, 2018.  The Maturity Date is subject to adjustment as described under “Observation Dates and Maturity Date” herein and “Additional Terms of the Notes” in the accompanying underlying supplement.

Observation Dates:
The 25th calendar day of each April, July, October and January commencing April 25, 2011 through October 25, 2017 and the Final Valuation Date.  If the scheduled Observation Date is not a scheduled trading day, the next scheduled trading day shall be such Observation Date.  The Observation Dates are subject to adjustment as described under “Observation Dates and Maturity Date” herein.

Annual Coupon Rate (paid annually):	2.25% per annum
Coupon Payment Dates:
February 3, 2012; February 4, 2013;  February 3, 2014; February 3, 2015;  February 3, 2016; February 3, 2017; and February 5, 2018 (the Maturity Date).  The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page FWP-6 below.

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus the final coupon payment.
Final Settlement Value:
If the Reference Return is greater than the Trigger Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:
$1,000 + ($1,000 × (Reference Return – Trigger Level)).
You will participate only in any average appreciation of the Reference Asset that is beyond the Trigger Level.
If the Reference Return is less than or equal to the Trigger Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:
$1,000.
You will not participate in any average appreciation of the Reference Asset that is less than the Trigger Level.

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Reference Return:	The quotient, expressed as a percentage, calculated as follows: Average Closing Level – Initial Level Initial Level
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Trigger Level:	15.75%.
Average Closing Level:	The arithmetic average of the Official Closing Level of the Reference Asset on each Observation Date.
Official Closing Level:
The closing level of the  Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “SPGTIND <INDEX>,” or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP/ISIN:	4042K1CU5/
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to a single offering of Notes linked to the Reference Asset identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, and the underlying supplement no. 3 dated October 22, 2010.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying underlying supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-3 of the prospectus supplement and page US3-1 of underlying supplement no. 3, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplement no. 3) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement no. 3 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value (plus the final coupon payment), which is an amount in cash, as described below:

If the Reference Return is greater than the Trigger Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × (Reference Return – Trigger Level)).

You will participate only in any average appreciation of the Reference Asset that is beyond the Trigger Level.

If the Reference Return is less than or equal to the Trigger Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000.

You will not participate in any average appreciation of the Reference Asset that is less than the Trigger Level.

Coupon

On each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate.  The expected Coupon Payment Dates are February 3, 2012, February 4, 2013, February 3, 2014, February 3, 2015, February 3, 2016, February 3, 2017 and February 5, 2018 (which is also the expected Maturity Date).  If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date), such Coupon Payment Date will be postponed to the immediately succeeding business day.  If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under “Observation Dates and Maturity Date” herein, such final Coupon Payment Date will be postponed until the postponed Maturity Date.  In no event, however, will any additional interest

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accrue on the Notes as a result of any the foregoing postponements.  For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

Standard and Poor’s, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor.

INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

} You seek an investment with a return at maturity linked to any potential positive average performance of the Reference Asset that is beyond the Trigger Level and you believe the average performance of the Reference Asset will be greater than the Trigger Level over the term of the Notes.
} You are willing to invest in the Notes based on the fact that if the average performance of the Reference Asset is not greater than the Trigger Level, your maximum potential return is the coupon being offered with respect to your Notes.
} You seek an investment that is fully principal protected, subject to the credit risk of HSBC.
} You are willing to forego dividends or other distributions paid to holders of stocks comprising the Reference Asset.
} You do not seek an investment for which there is an active secondary market.
} You are willing to hold the Notes to maturity.
} You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

} You believe the Reference Return will not be sufficiently positive to provide you with your desired return.
} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
} You are unwilling to invest in the Notes based on the fact that if the average performance of the Reference Asset is not greater than the Trigger Level, your maximum potential return is the coupon being offered with respect to your Notes.
} You prefer to participate in all potential positive average performance of the Reference Asset, not only the positive average performance beyond the Trigger Level.
} You prefer to receive the dividends or other distributions paid on any stocks comprising the Reference Asset.
} You seek an investment for which there will be an active secondary market.
} You are unable or unwilling to hold the Notes to maturity.
} You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US3-1 of underlying supplement no. 3.  Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying underlying supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

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}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}
“—Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which they Trade and, to a Lesser Extent, Foreign Markets” in underlying supplement no. 3; and

}	“—There are Risks Associated with Emerging Markets” in underlying supplement no. 3.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a return of only the Principal Amount at maturity (plus the coupon payment).

The return on the Notes at maturity is linked to the average performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is greater than the Trigger Level.  You will receive only the Principal Amount at maturity (plus the final Coupon Payment) if the Reference Return is negative or less than the Trigger Level, subject to the credit risk of HSBC.

You will  participate only in any average appreciation of the Reference Asset that is beyond the Trigger Level.

If the average appreciation of the Reference Asset is greater than the Trigger Level, the return on the Notes will be an amount equal to the Reference Return less the Trigger Level.  Therefore, you will participate only in the average appreciation that is beyond the Trigger Level, and not in the full average appreciation of the Reference Asset.  If the Reference Return is greater than the Trigger Level, your return on the Notes will be less than an investment with a return linked to the full appreciation of the Reference Asset.

Because the Average Closing Level is based on an average of the Official Closing Levels of the Reference Asset on each Observation Date throughout the term of the Notes, the Average Closing Level may be less than the Official Closing Level of the Reference Asset on the Final Valuation Date.

Because the Average Closing Level is calculated by reference to an average of the Official Closing Levels of the Reference Asset on various Observation Dates throughout the term of the Notes, the Average Closing Level, as so calculated, may be less than the Official Closing Level of the Reference Asset on the Final Valuation Date.  As a result, the Payment at Maturity you receive may be less than the return you would receive if the Payment at Maturity was based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Level of the Reference Asset during the latter portion of the term of the Notes and may be more pronounced as the number of Observation Dates throughout the term of the Notes increases.  Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Level of the Reference Asset on any previous Observation Dates.

The Notes are subject to currency exchange risk.

Because the prices of some of the component securities constituting the Reference Asset are traded in currencies other than the U.S. dollar, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.  Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the Reference Asset denominated in each such currency.   Fluctuations in currency exchange rates can have a continuing impact on the value of the Reference Asset, and any negative currency impact on the Reference Asset may decrease the value of the Notes.

There are risks associated with an investment in a concentrated industry.

The securities included in the Reference Asset are issued by companies whose primary business is directly associated with infrastructure.  Therefore, an investment in the Notes may carry risks similar to a concentrated securities investment in a limited industry.  Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting this industry than an investment linked to a more broadly diversified group of issuers.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the Reference Asset may affect the level of the Reference Asset.  The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset.  Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts owed to you under the terms of the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

Tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level.  We cannot predict the Average Closing Level of the Reference Asset.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset to which your Notes are linked.  You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The table below illustrates the Hypothetical Return (excluding coupon payments) on a $1,000 investment in Notes for a hypothetical range of performances for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable for your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

The following table and examples assume the following:
•	Principal Amount:	$1,000
•	Hypothetical Initial Level:	2,000 (the actual Initial Level will be determined on the Pricing Date)
•	Trigger Level:	15.75%

Hypothetical Average Closing Level	Hypothetical Reference Return	Hypothetical Return (excluding Coupon Payments)
4,000.00	100.00%	84.25%
3,800.00	90.00%	74.25%
3,600.00	80.00%	64.25%
3,400.00	70.00%	54.25%
3,200.00	60.00%	44.25%
3,000.00	50.00%	34.25%
2,800.00	40.00%	24.25%
2,600.00	30.00%	14.25%
2,400.00	20.00%	4.25%
2,300.00	15.75%	0.00%
2,200.00	10.00%	0.00%
2,100.00	5.00%	0.00%
2,040.00	2.00%	0.00%
2,020.00	1.00%	0.00%
2,000.00	0.00%	0.00%
1,980.00	-1.00%	0.00%
1,960.00	-2.00%	0.00%
1,900.00	-5.00%	0.00%
1,800.00	-10.00%	0.00%
1,700.00	-15.00%	0.00%
1,600.00	-20.00%	0.00%
1,400.00	-30.00%	0.00%
1,200.00	-40.00%	0.00%
1,000.00	-50.00%	0.00%
800.00	-60.00%	0.00%
600.00	-70.00%	0.00%
400.00	-80.00%	0.00%
200.00	-90.00%	0.00%
0.00	-100.00%	0.00%

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

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Example 1: The Reference Asset increases over the term of the Notes and the Reference Return is greater than the Trigger Level.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	2,000
Quarter 1	2,060
Quarter 2	2,120
Quarter 3	2,180
Quarter 4	2,240
Quarter 5	2,300
Quarter 6	2,360
Quarter 7	2,420
Quarter 8	2,480
Quarter 9	2,540
Quarter 10	2,600
Quarter 11	2,660
Quarter 12	2,720
Quarter 13	2,780
Quarter 14	2,840
Quarter 15	2,900
Quarter 16	2,960
Quarter 17	3,020
Quarter 18	3,080
Quarter 19	3,140
Quarter 20	3,200
Quarter 21	3,260
Quarter 22	3,320
Quarter 23	3,380
Quarter 24	3,440
Quarter 25	3,500
Quarter 26	3,600
Quarter 27	3,700
Quarter 28	3,800
Average Closing Level:	2,879
Reference Return:	43.95%
Trigger Level:	15.75%
Return (excluding coupon payments):	28.20%

Here the return you will receive at maturity is 28.20% (plus the final coupon payment).

If the Reference Return is greater than the Trigger Level, the Final Settlement Value per $1,000 Principal Amount of Notes equals $1,000 + ($1,000 x (Reference Return – Trigger Level)). Accordingly, at maturity, the Final Settlement Value in this example would equal $1,000 plus $1,000 multiplied by the product of 43.95% minus 15.75%. Therefore, the total return is 28.20% and the Notes would pay $1,282.00 at maturity.

Example 1 shows that where the Reference Return exceeds the Trigger Level, the investor will be paid a return based on the average appreciation of the Reference Asset beyond  the Trigger Level (plus the final coupon payment).

In addition, Example 1 shows that the Average Closing Level may be less than the Official Closing Level on the Final Valuation Date. In that case the Final Settlement Value does not reflect the full performance of the Reference Asset during the term of the Notes (i.e., does not reflect the full performance measured as the difference between the Initial Level and the Official Closing Level on the Final Valuation Date).  Nonetheless, the return at maturity may be less than the rate than an investor would have received if he or she had purchased a conventional debt security or a security with a different payout structure.

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Example 2: The Reference Asset increases over the term of the Notes, but the Reference Return is less than the Trigger Level.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	2,000
Quarter 1	2,470
Quarter 2	2,450
Quarter 3	2,430
Quarter 4	2,410
Quarter 5	2,390
Quarter 6	2,370
Quarter 7	2,350
Quarter 8	2,330
Quarter 9	2,310
Quarter 10	2,290
Quarter 11	2,270
Quarter 12	2,250
Quarter 13	2,230
Quarter 14	2,210
Quarter 15	2,190
Quarter 16	2,170
Quarter 17	2,150
Quarter 18	2,130
Quarter 19	2,110
Quarter 20	2,090
Quarter 21	2,070
Quarter 22	2,050
Quarter 23	2,030
Quarter 24	2,010
Quarter 25	2,090
Quarter 26	1,990
Quarter 27	1,910
Quarter 28	1,850
Average Closing Level:	2,200
Reference Return:	10.00%
Trigger Level:	15.75%
Return (excluding coupon payments):	0.00%

Here the return you will receive at maturity is the Principal Amount (plus the final coupon payment).

If the Reference Return is equal to or less than the Trigger Level, the Final Settlement Value per $1,000 Principal Amount of Notes equals $1,000 (plus the final coupon payment). Accordingly, at maturity, the Final Settlement Value in this example would equal $1,000 plus the final coupon payment.

Example 2 shows that the Notes provide a return of the Principal Amount when the Reference Return is positive but less than 15.75%. Nonetheless, receipt of the Principal Amount at maturity may be less than the rate that an investor would have received if he or she had purchased a conventional debt security or a security with a different payout structure.

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Example 3: The Reference Asset declines over the term of the Notes.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	2,000
Quarter 1	1,980
Quarter 2	1,960
Quarter 3	1,940
Quarter 4	1,920
Quarter 5	1,900
Quarter 6	1,880
Quarter 7	1,860
Quarter 8	1,840
Quarter 9	1,820
Quarter 10	1,800
Quarter 11	1,780
Quarter 12	1,760
Quarter 13	1,740
Quarter 14	1,720
Quarter 15	1,700
Quarter 16	1,680
Quarter 17	1,660
Quarter 18	1,640
Quarter 19	1,620
Quarter 20	1,600
Quarter 21	1,580
Quarter 22	1,560
Quarter 23	1,540
Quarter 24	1,520
Quarter 25	1,600
Quarter 26	1,500
Quarter 27	1,420
Quarter 28	1,400
Average Closing Level:	1,711
Reference Return:	-14.45%
Trigger Level:	15.75%
Return (excluding coupon payments):	0.00%

Here the return you will receive at maturity is the Principal Amount (plus the final coupon payment).

If the Reference Return is equal to or less than the Trigger Level, the Final Settlement Value per $1,000 Principal Amount of Notes equals $1,000 (plus the final coupon payment). Accordingly, at maturity, the Final Settlement Value in this example would equal $1,000 plus the final coupon payment.

Example 2 shows that the Notes provide a return of the Principal Amount when the Reference Return is less than 15.75% regardless of whether the Reference Return is positive or negative. Nonetheless, receipt of the Principal Amount at maturity may be less than the rate that an investor would have received if he or she had purchased a conventional debt security or a security with a different payout structure.

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THE S&P GLOBAL INFRASTRUCTURE INDEX

Description of the SPGTIND

The SPGTIND, which is calculated, maintained and published by Standard & Poor’s®, a Division of The McGraw-Hill Companies, Inc., consists of 75 component stocks of the largest publicly listed infrastructure companies from both developed and emerging markets, selected to provide liquid exposure to the leading publicly listed companies in the global industry.  SPGTIND constituents must meet size and liquidity requirements to ensure investability and tradability.

Eligibility Criteria.  The principal universe from which the SPGTIND is drawn is the S&P/Citigroup Global Broad Market Index (BMI).  The BMI comprises all investable, index eligible countries in the world that meet minimum size and liquidity requirements.  Currently there are approximately 11,000 index members representing 27 Developed and 26 Emerging Market countries.

The infrastructure clusters are chosen based on the Global Industry Classification Standard (GICS®), as follows:

GICS	Description	Infrastructure Cluster
10102040	Oil & Gas Storage & Transportation	Energy
20305010	Airport Services	Transportation
20305020	Highways & Railtracks
20305030	Marine Ports & Services
55101010	Electric Utilities	Utilities
55102010	Gas Utilities
55103010	Multi Utilities
55104010	Water Utilities
55105010	Independent Power Producers & Energy Traders (*)

*Only companies considered as Independent Power Producers are eligible.  It excludes Gas & Power Mareketing & Trading Specialists and/or integrated Energy Merchants.

Companies belonging to the above GICS sub-industries become the universe for the SPGTIND.  The universe is then narrowed down to an investable set of stocks based on the following criteria:

Market Capitalization.  Stocks must have a total market capitalization above a Market Capitalization Threshold as of the reference date.  The Market Capitalization Threshold is currently US$ 100 million, as of the reference date of each year.

Liquidity.  Stocks must have three-month average daily trading value above a Liquidity Threshold as of the reference date of each year.  The Liquidity Threshold is currently US$ 1 million for developed markets and US$ 500,000 for emerging markets.

Domicile.  The stocks' domicile must be a developed market country or an emerging market country with a liquid developed market listing.

Stocks meeting these criteria form the Investable Universe.  The reference date for eligibility is the last trading dates of February and August of each year.  The Market Capitalization Threshold and Liquidity Threshold are subject to change on an annual basis according to market conditions.

Index Construction.  The SPGTIND methodology employs a modified market capitalization-weighting scheme, using the divisor methodology used in most Standard & Poor's equity indices.  There are two steps in the creation of the SPGTIND.  The first is the selection of the 75 companies; the second is the weighting of the SPGTIND constituents.

The selection of the SPGTIND constituents starts by classifying all stocks in the Investable Universe as being in one of the three clusters:  Energy, Transportation or Utilities.  Then 15 emerging market stocks are chosen based on the highest float-adjusted market capitalization of the parent company, with no more then 10 chosen for any one cluster.  The remaining 60 stocks are the 60 largest developed market stocks, based on float-adjusted market capitalization.  The developed market stocks are chosen such that there total 30 transportation, 30 utilities and 15 energy infrastructure companies in the SPGTIND.

In the event of fewer than 75 qualifying stocks that meet the distribution criteria above, the largest companies from the Investable Universe, not already in the index, are added until the count reaches 75.

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Constituent Weightings.  The SPGTIND follows a modified capitalization-weighted scheme that reduces single stock concentration and balances exposure across the clusters.  More specifically, a constituent’s weight is based on a combination of its market capitalization and cluster weight, and then such weight is gradually reduced to a maximum of 5%.  The weighting calculation is as follows:

Each constituent is assigned an initial Adjustment Factor of 1.  The weight of a constituent stock is then determined by multiplying the Cluster Weight and the Weight in Cluster.  The Cluster Weight is as follows: Energy, 20%; Transportation, 40%; and Utilities, 40%.  The Weight in Cluster is the ratio of the stock’s adjusted market capitalization to the adjusted aggregate market capitalization of the respective cluster.  This is determined by dividing (i) the product of a stock’s Adjustment Factor and Market Capitalization, by (ii) the sum the products of all the respective cluster stocks’ Market Capitalizations times their respective Adjustment Factors.

If the SPGTIND constituent stock’s resulting weight is greater than 5%, then the Adjustment Factor for that stock is reduced by 10% and the weight for that stock is recalculated, taking into account the new Adjustment Factor, as set forth above.  This process is repeated until no constituent stock as a weighting greater than 5%, but no further adjustments will be made for stocks where the Adjustment Factor has been reduced to 0.1.  When every stock’s weight is less than 5%, the process is complete.

Index Calculations.  The SPGTIND is calculated by means of the divisor methodology used in all Standard & Poor’s equity indices.  The index value is the index market value divided by the index divisor.  The index market value is the sum of the number of index shares set for each stock multiplied by such stock’s price.  The number of index shares for each stock are set at the time of rebalancing.  For each constituent, the number of index shares is determined by dividing (i) the product of 1,000,000 and such stock’s weighting, by (ii) the price of such stock at the close of the rebalancing date.

In order to maintain basket series continuity, it is also necessary  to adjust the divisor at the rebalancing.  Because the index value before rebalancing is equal to the index value after rebalancing, the divisor after rebalancing must be as the quotient of (i) the index market value after rebalancing, over (ii) the index value before rebalancing.

Index Maintenance.  Throughout the year, the market capitalization of the SPGTIND constituent stocks varies.  In order to maintain the maximum weight of 5% per constituent, the SPGTIND must be rebalanced.  Index rebalancings occur after the closing of the last trading dates of March and September of each year.  The rebalancing reference dates will be the last trading dates of previous February and August, respectively.  At that time, additional constituents are added to make up for those deleted during the year (as set forth in chart below).  There are no intra-year additions to the SPGTIND.  Also at that time, the maximum weight applicable to the stocks may be changed depending upon market circumstances.

In order to obtain basket series continuity, it is also necessary to adjust the divisor at the rebalancing.  The table below summaries the types of maintenance adjustments and indicates whether or not a Divisor adjustment is required:

Type of Corporate Action	Adjustment Made to Index	Divisor Adjustment?
Spin-off
No weight change.  Price is adjusted to the Price of Parent Company minus (Price of the Spun-off company/Share Exchange Ratio).  Index Shares change so that the company’s weight remains the same as its weight before the spin-off.
No
Rights Offering
Price is adjusted to the Price of Parent Company minus (Price of the Rights Offering/Rights Ration).  Index Shares change so that the company’s weight remains the same as its weight before the rights offering.
No
Stock Split (i.e., 2-for-1)	Index Shares are multiplied by and the price is divided by the split factor.	No
Share Issuance (i.e., change ≥ 5%) or Share Repurchase (i.e., change ≥ 5%)	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Delisting, acquisition or any other corporate action	Stock is dropped from the Index. No intra-year replacements are made.	Yes

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resulting in the deletion of the stock from the S&P Citigroup Global Broad Market Index.
S&P/Citigroup Global BMI Action	Adjustment Made to the Index	Divisor Adjustment?
Constituent Change	If the constituent is a member of the index, it is dropped.	Yes
Share changes between quarterly share adjustments	None.	No
Periodic share or float factor changes	None.	No

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPGTIND to track general stock market performance. S&P's and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the SPGTIND which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the Notes. S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the Notes into consideration in determining, composing or calculating the SPGTIND. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPGTIND OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPGTIND OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®” and “S&P®” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.

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Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the monthly historical closing levels from January 31, 2006 through January 21, 2011 (using January 21, 2011 as the monthly historical closing level for January 2011).  The closing level for the Reference Asset on January 24, 2011 was 2,076.44. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

Historical Performance of the Reference Asset
Source: Bloomberg Professional® service

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the Reference Asset on any Observation Date, including the Final Valuation Date.

OBSERVATION DATES AND MATURITY DATE

If any Observation Date or the Final Valuation Date is not a scheduled trading day, then such date will be the next succeeding day that is a scheduled trading day.  If a market disruption event (as defined in underlying supplement no. 3) exists on such date, then such date will be the next scheduled trading day for which there is no market disruption event.  If such market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Observation Date or Final Valuation Date and the calculation agent will determine, in its discretion, the Official Closing Level on that date by means of the formula for, and method of calculating of, the Reference Asset which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in the Reference Asset (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in the Reference Asset and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security).  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

“Scheduled trading day” means any day on which the Official Closing Level is published.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In such a case, the third scheduled trading day for the Reference Asset immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return.  If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general

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manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fifth business day following such accelerated postponed Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. proposes to offer the Notes at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 2.75%, or $27.50, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may allow selling concession on sales of such Notes by other brokers or dealers of up to 2.75%, or $27.50, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the securities on or about the Settlement Date set forth in this free writing prospectus, which is expected to be the seventh business day following the Trade Date of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the three business days thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Sidley Austin llp, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will generally be required to include original issue discount (“OID”) in gross income each year in excess of the Coupon Payments that a U.S. holder receives during each such year. However, a U.S. holder will not be required to separately include the Coupon Payments in income at the time such Coupon Payments are received.

Based on the factors described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments”, in order to illustrate the application of the noncontingent bond method to the Notes, we have estimated that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 3.69% per annum (compounded annually).  Further, based upon the method described in the section, “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of the Coupon Payments and a single payment of $1,289.10 at maturity (excluding the final Coupon Payment).

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

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Year	OID
2011	$33.46
2012	$38.13
2013	$39.54
2014	$41.00
2015	$42.51
2016	$44.08
2017	$45.71
2018	$4.67

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity (excluding the final Coupon Payment).  U.S. holders should also note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon market conditions on the date the Notes are issued.  U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Recently enacted legislation will impose an additional 3.8% tax on the net investment income (which includes OID and gains from the disposition of a Note) of certain individuals, trusts and estates, for taxable years beginning after December 31, 2012. Prospective investors in the Notes should consult their tax advisors regarding the possible applicability of this tax to an investment in the Notes.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Global Infrastructure Opportunity Notes

January 25, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Coupon	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-7
Illustrative Examples	FWP-10
The S&P Global Infrastructure Index	FWP-14
Observation Dates and Maturity Date	FWP-17
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
Certain U.S. Federal Income Tax Considerations	FWP-18
Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59